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                                                                     EXHIBIT 3.6

                AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS OF
                          ASSURANCEAMERICA CORPORATION

                              ADOPTED JUNE 15, 2004

      1     The Amended and Restated By-laws of AssuranceAmerica Corporation, a
Nevada corporation (the "Company"), are hereby amended by striking Section 6.1 thereof in its entirety and by replacing it with the following:

      Section 6.1 Number and Qualifications. The Board of Directors of the Corporation shall consist of at least one (1) but not more than ten (10) members, which number shall be determined, from time to time, by resolution adopted by the Board of Directors. Directors need not be residents of the State of Nevada or Shareholders of the Corporation.

      2     Except as hereby amended, the Amended and Restated By-laws of
AssuranceAmerica Corporation shall remain in full force and effect.

                                           /s/ Robert J. Cormican
                                           ------------------------------------
                                           Robert J. Cormican, Secretary